EXHIBIT 24(a)


                             ACCOUNTANTS' CONSENT


The Board of Directors
Hasbro, Inc.:


We consent to incorporation by reference in the Registration Statements
Nos. 2-78018, 2-93483, 33-57344 and 33-59583 on Form S-8 and No. 33-41548 on
Form S-3 of Hasbro, Inc. of our reports dated February 7, 1996 relating to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 31, 1995 and December 25, 1994 and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended December 31, 1995, which report on the consolidated financial statements is incorporated by reference and which report on the related schedule is included in the Annual Report on Form 10-K of Hasbro, Inc. for the fiscal year ended December 31, 1995.



/s/ KPMG Peat Marwick LLP



Providence, Rhode Island

March 28, 1996